UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 18, 2009

Auxilium Pharmaceuticals, Inc.

(Exact Name of Registrant Specified in Charter)

Delaware	000-50855	23-3016883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 Valley Stream Parkway Malvern, PA	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 321-5900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 18, 2009, the Board of Directors (the “Board”) of Auxilium Pharmaceuticals, Inc. (the “Company”) voted to appoint Mr. William T. McKee as a director to the Company and as a member of the Audit and Compliance Committee of the Board, effective upon acceptance of the offer to join the Board. On March 18, 2009, Mr. McKee accepted the offer.

Mr. McKee is the Executive Vice President and Chief Financial Officer of Barr Pharmaceuticals, LLC, a subsidiary of Teva Pharmaceutical Industries Limited (“Teva”) and the successor entity to Barr Pharmaceuticals, Inc. (“Barr”), a NYSE listed company which was acquired by Teva on December 23, 2008. Mr. McKee was also Executive Vice President and Chief Financial Officer of Barr prior to its acquisition by Teva, after having served in positions of increasing responsibility at Barr from 1995 until its acquisition. Prior to joining Barr, Mr. McKee served as Director of International Operations and Vice President-Finance at Absolute Entertainment, Inc. from June 1993 until December 1994. From 1990 until June 1993, Mr. McKee worked at Gramkow & Carnevale, CPA’s, and from 1983 until 1990, he worked at Deloitte & Touche. Mr. McKee received a Bachelor of Business Administration from the University of Notre Dame.

On March 18, 2009, the Company granted nonqualified stock options to purchase 15,000 shares of Company common stock to Mr. McKee. The option will be granted under the Company’s 2004 Equity Compensation Plan, as amended and restated, and will be governed by the terms and conditions of such plan and the Company’s standard form nonqualified stock option agreement, including provision for immediate vesting upon a change of control of the Company. The option will be fully vested on March 18, 2010 and has an exercise price per share of $30.61, the closing price per share of the Company’s common stock on the NASDAQ Global Market on the date of grant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AUXILIUM PHARMACEUTICALS, INC.

Date: March 20, 2009	By:	/s/ Jennifer Evans Stacey
Jennifer Evans Stacey, Esq.
Executive Vice President, General Counsel, Human Resources and Secretary